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                                                                     EXHIBIT 4.6





                    JOINDER IN SHAREHOLDER RIGHTS AGREEMENT



      THIS JOINDER (this "Agreement") is made on May 12, 2000, by YellowBrix, Inc., a Delaware corporation (the "Company"), and ABN AMRO Capital (USA) Inc., a Delaware corporation ("ABN AMRO Capital").



                                    RECITALS



      A. The Company has offered to sell up to $20,000,000 of its common stock, par value $.001 per share ("Common Stock"), at $3.72 per share in a private placement offering to offshore and U.S. institutional or accredited investors (the "Private Placement Financing").


      B. On March 9, 2000, the Company entered into a Shareholder Rights Agreement (the "Shareholder Rights Agreement") with certain private placement investors ("Private Placement Investors") who had purchased approximately 2,688,172 shares of Common Stock (the "Purchased Shares") in the Private Placement Financing. This Shareholder Rights Agreement extends certain incidental registration rights to the Private Placement Investors and imposes transfer restrictions and other obligations on the Private Placement Investors.

      C. ABN AMRO Capital has subscribed to purchase $5,000,000 of Common Stock and the Company has accepted ABN AMRO Capital's Subscription Agreement in the Private Placement Financing, subject to its joinder in the Shareholder Rights Agreement, a copy of which has been provided to ABN AMRO Capital.

      NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

      ABN AMRO Capital agrees to become a party to the Shareholder Rights Agreement and to be bound by the provisions of the Shareholder Rights Agreement as if ABN AMRO Capital were an original signatory thereto. ABN AMRO Capital shall be deemed to be a Private Placement Investor under the Shareholder Rights Agreement for all purposes and the Company agrees to recognize ABN AMRO Capital as a Private Placement Investor under the Shareholder Rights Agreement for all purposes. Schedule I of the Shareholder Rights Agreement shall be amended to reflect the addition of ABN AMRO Capital as a Private Placement Investor and as a party to the Shareholder Rights Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


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YELLOWBRIX, INC.                        ABN AMRO CAPITAL (USA) INC.
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By: /s/ DAVID C. HOPPMANN               By: /s/ DAVID L. BEGETY
   ----------------------------            -----------------------------
Name: David C. Hoppmann                 Name: David L. Begety
Title: President and CEO                Title: Managing Director
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